Exhibit 10.2

PROMISSORY NOTE

U.S. $1,125,000	Issuance Date: January 25, 2013

FOR VALUE RECEIVED, the undersigned PURE BIOSCIENCE, INC. a Delaware corporation (“Maker”), hereby promises to pay to the order of MORRISON & FOERSTER LLP (“Payee”) at 425 Market Street, San Francisco, CA , 94105, or at such other place or to such other party as Payee may from time to time designate, the principal sum of ONE MILLION ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS AND ZERO CENTS ($1,125,000.00), plus interest from the date hereof, in lawful money of the United States of America and in immediately available funds on the terms and subject to the conditions set forth below. This Note is issued by Maker to Payee in full satisfaction of certain invoices for services rendered by Payee on behalf of Maker through December 31, 2012.

1.  Maturity Date.  Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount and all accrued interest shall become fully due and payable on the earliest of (i) February 28, 2016, (ii) the consummation of a Change of Control (as defined below) or (iii) the acceleration of the maturity of this Note by the Payee upon the occurrence and during the continuance of an Event of Default (such earlier date, the “Maturity Date”).  The entire amount of unpaid principal and accrued but unpaid interest, if any, shall be due and payable on the Maturity Date. For purposes of this Note, “Change of Control” shall mean (A) the acquisition of Maker by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of Maker), (B) any transaction or series of related transactions in which Maker’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions, or (C) a sale of all or substantially all of the assets of Maker by means of a transaction or series of related transactions.

2.  Interest.  Interest on the outstanding balance of this Note shall be computed from the Issuance Date at the per annum rate of seven and one-half percent (7.5%) (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of interest then permitted under applicable law, and shall continue to accrue until paid in full; provided, however, upon the occurrence of an Event of Default (as defined in Section 5 below), the outstanding balance of this Note shall accrue interest at the per annum rate of ten percent (10%) (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate permitted under applicable law, and shall continue to accrue until paid in full.  Accrued unpaid interest shall be due and payable at the times and at the interest rate as set forth herein until all principal and accrued interest owing on this Note shall have been fully paid and satisfied.

3.  Payment.

(a)           Form of Payment.  All payments of interest and principal shall be in lawful money of the United States of America to Payee by wire transfer.  All payments shall be applied first to accrued interest, and thereafter to principal.

(b)           Principal and Interest Payments.  Beginning on March 31, 2013, and on or before the last business day of each calendar month thereafter, Maker shall pay Payee all accrued but unpaid interest on the then unpaid amount of outstanding principal.  In addition, beginning on February 28, 2014, and on or before the last business day of each calendar month thereafter, Maker shall pay Payee equal principal installments of $46,875. If any amount of principal or interest remains unpaid as of January 31, 2016, such remaining amount shall be paid in full by the Maturity Date.

4.  Prepayment.  Maker reserves the right to prepay the outstanding balance under this Note in full or in part at any time during the term of this Note without notice and without premium or penalty.  If Maker prepays the entire amount of unpaid principal and accrued but unpaid interest prior to June 30, 2013, the balance of principal outstanding at the time of such prepayment shall be reduced by thirty-three percent (33%).  If Maker prepays the entire amount of unpaid principal and accrued but unpaid interest after June 30, 2013 but prior to September 30, 2013, the balance of principal outstanding at the time of such prepayment shall be reduced by twenty percent (20%).  If Maker prepays the entire amount of unpaid principal and accrued but unpaid interest after September 30, 2013 but prior to December 15, 2013, the balance of principal outstanding at the time of such prepayment shall be reduced by ten percent (10%).

5.  Events of Default; Remedies.  Any one of the following occurrences shall constitute an “Event of Default” under this Note:

(a)  Maker fails to make a payment of any installment of principal or interest on this Note when and as the same becomes due and payable in accordance with the terms hereof, whether upon the Maturity Date or upon any date upon which a monthly payment is due or by acceleration or otherwise;

(b)  Maker fails to perform any obligation under this Note;

(c)  Maker or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business or (iii) take any action to authorize any of the actions or events set forth above in this Section 5(d);

(d)  Any judgments or arbitration awards shall be entered against Maker or any of its Subsidiaries, or Maker or any of its Subsidiaries shall enter into any settlement agreements with respect to any litigation or arbitration, in the amount of One Hundred Thousand Dollars ($100,000) or more, and such judgment, award or agreement has not been satisfied, vacated, discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof; or Maker or any of its subsidiaries shall be enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(e)  Maker becomes insolvent or bankrupt, commits any act of bankruptcy, generally fails to pay its debts as they become due, becomes the subject of any proceedings or action of any regulatory agency or any court relating to insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of his obligations;

(f)  The holder of any indebtedness of Maker accelerates any payment of any amount or amounts of principal or interest on any such indebtedness (the “Indebtedness”) (other than with respect to this Note) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within fifteen (15) business days of such acceleration.

6.  Consequences of Events of Default.  Upon the occurrence of any Event of Default hereunder, Payee shall send a written notice of such default to Maker declaring the nature of the Event of Default.  Maker shall have ten (10) business days to cure any Event of Default, if such Event of Default may be cured within such time.  If the Event of Default is not so cured, then Maker shall immediately (and in no event later than two (2) days thereafter) pay the entire outstanding balance under this Note to Payee.  Maker agrees to pay Payee all out-of-pocket costs and expenses incurred by Payee in an effort to collect indebtedness under this Note, including attorneys’ fees and to pay interest at the post-default interest rate as provided in Section 2 of this Note.

7.  Independent Counsel; Terms of Transaction.  Maker acknowledges and agrees (i) that the terms of this Note are fair and reasonable to Maker, (ii) that Payee has advised Maker of all terms of the transaction in writing and Maker has been urged to, and given the opportunity to, seek the advice of an independent counsel of Maker’s choice, (iii) that Maker has had a reasonable opportunity to seek such advice from such independent counsel and (iv) that Maker consents to the terms of this Note and the actions contemplated hereby.

8.  Miscellaneous.

(a)  Lost, Stolen, Destroyed or Mutilated Notes.  In case any Note shall be mutilated, lost, stolen or destroyed, Maker shall have received an executed lost note affidavit attesting to the same, Maker shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to Maker of the loss, theft or destruction of such Note.

(b)  Amendment and Waiver.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Maker and Payee.  Any amendment or waiver effected in accordance with this Section shall be binding upon Maker and Payee.

(c)  Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of Payee:	Chief Financial Officer
Morrison & Foerster LLP
555 Market Street San Francisco, CA 94105 Tel. No.: (415) 268-7000 Fax No.: (415) 268-7522

Address of Maker:	Pure Bioscience, Inc. 1725 Gillespie Way El Cajon, CA 92020 Attention: Chief Executive Officer Tel. No.: (619) 596-8600 Fax No.: (619) 596-8700

(d)  Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)  Remedies Cumulative; Failure or Indulgence Not a Waiver.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note.  No failure or delay on the part of Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(f)  Waiver.  Maker waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note.  No extension of time for the payment of this Note shall affect the original liability under this Note of Maker.  The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived by Maker to the full extent permitted by law.

(g)  Setoff.  The obligation to pay Payee shall be absolute and unconditional and the rights of Payee shall not be subject to any defense, setoff, counterclaim or recoupment or by reason of any indebtedness or liability at any time owing by Payee to Maker.

(h)  Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.

(i)  Successors and Assigns.  This Note shall inure to the benefit of Payee and its successors and assigns.  The obligations of Maker hereunder shall not be assignable.

(j)  Excessive Interest.  Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law.  If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Payee shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Maker.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first above written.

“MAKER” PURE BIOSCIENCE, INC., a Delaware corporation

By:	/s/ Michael Krall
Michael Krall, Chief Executive Officer